Exhibit 10.2
TERM NOTE

$13,195,000.00	Omaha, Nebraska
December 27, 2006
     FOR VALUE RECEIVED, the undersigned LINDSAY ITALIA, S.r.l. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 1919 Douglas Street, (1st Floor) Omaha, Nebraska, 68102 or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirteen Million One Hundred Ninety-Five Thousand and 00/100 Dollars ($13,195,000.00), with interest thereon as set forth herein.
DEFINITIONS:
     As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
     (a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Nebraska are authorized or required by law to close.
     (b) “Fixed Rate Term” means a period of 3 months, as designated by Borrower, during which the entire outstanding principal balance of this Note bears interest determined in relation to LIBOR, with the understanding that (i) the initial Fixed Rate Term shall commence on the date this Note is disbursed, (ii) each successive Fixed Rate Term shall commence automatically, and without notice to or consent from Borrower, on the first Business Day following the date on which the immediately preceding Fixed Rate Term matures, and (iii) if, on the first Business Day of the last Fixed Rate Term applicable hereto the remaining term of this Note is less than 3 months, said Fixed Rate Term shall be in effect only until the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.
     (c) “LIBOR” means the rate per annum and determined pursuant to the following formula:

LIBOR =	Base LIBOR 100% — LIBOR Reserve Percentage
          (i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.
          (ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for actual changes in such reserve percentage during the applicable Fixed Rate Term.
     (d) “Prime Rate” means at any time the rate of interest most recently announced by Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.
INTEREST:
     (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) during a Fixed Rate Term at a fixed rate per annum determined by Bank to be one half percent (0.50%) above LIBOR in effect on the first day of each Fixed Rate Term. With respect to each Fixed Rate Term hereunder, Bank is hereby authorized to note the date and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
     (b) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
     (c) Payment of Interest. Interest accrued on this Note shall be payable on each date that principal is due hereunder, including each of the dates set forth on Schedule 1 attached hereto and incorporated herein by this reference.
     (d) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above the rate of interest in effect on the scheduled maturity date of this Note, or any accelerated maturity date.
REPAYMENT AND PREPAYMENT:
     Repayment. Principal shall be payable following the end of each fiscal quarter of Borrower on the dates set forth on Schedule 1 attached hereto and incorporated herein by this reference, commencing March 27, 2007, and continuing up to and including September 27, 2013, with a final installment consisting of all remaining unpaid principal due and payable in full on December 27, 2013.
     (b) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.
     (c) Prepayment. Borrower may prepay principal on this Note at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of any Fixed Rate Term by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:
(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.
Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).
     All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.
EVENTS OF DEFAULT:
     This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 27, 2006 as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.
MISCELLANEOUS:
     (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
     (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.
     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nebraska.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.
     LINDSAY ITALIA, S.r.l.
By: /s/ Richard W. Parod
Title: Chairman

SCHEDULE 1 TO TERM NOTE

Principal Payment Date	Principal Payment Amount
03/27/2007	$471,250.00
06/27/2007	$471,250.00
09/27/2007	$471,250.00
12/27/2007	$471,250.00
03/27/2008	$471,250.00
06/27/2008	$471,250.00
09/29/2008	$471,250.00
12/29/2008	$471,250.00
03/27/2009	$471,250.00
06/29/2009	$471,250.00
09/28/2009	$471,250.00
12/28/2009	$471,250.00
03/29/2010	$471,250.00
06/28/2010	$471,250.00
09/27/2010	$471,250.00
12/27/2010	$471,250.00
03/28/2011	$471,250.00
06/27/2011	$471,250.00
09/27/2011	$471,250.00
12/27/2011	$471,250.00
03/27/2012	$471,250.00
06/27/2012	$471,250.00
09/27/2012	$471,250.00
12/27/2012	$471,250.00
03/27/2013	$471,250.00
06/27/2013	$471,250.00
09/27/2013	$471,250.00
12/27/2013	$471,250.00

Total	$13,195,000.00